UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Delaware	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

 426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

On October 28, 2010, Shanxi Puda Coal Group Co., Ltd. (“Shanxi Coal”), a 90% subsidiary of Puda Coal, Inc. (the “Company”) entered into a mining right and mining assets transfer agreement (the “Donggou Agreement”) with Pinglu County Donggou Coal Mine (“Donggou Coal”), pursuant to which Shanxi Coal will purchase from Gonggou Coal all its tangible assets and coal mining rights with respect to certain coal mining enterprises located in Pinglu County, Shanxi Province.  As consideration, Shanxi Coal will pay Gonggou Coal an aggregate purchase price of RMB 77,500,000 (approximately $11.59 million) in cash, of which RMB 9,130,000 (approximately $1.37 million) is for the tangible assets and RMB 68,370,000 (approximately $10.22 million) is for the mining rights of and compensation to Donggou Coal. A copy of the Gonggou Agreement is filed as Exhibit 10.1 to this report and is incorporated herein in its entirety.  The description of the terms and conditions of the Gonggou Agreement herein is modified and supplemented by such reference.

On October 28, 2010, Shanxi Coal entered into a mining right and mining assets transfer agreement (the “Renling Agreement,” and together with the Gonggou Agreement, the “Agreements”) with Shanxi Pinglu Renling Coal Industry Ltd. (“Renling Coal”), pursuant to which Shanxi Coal will purchase from Renling Coal all its tangible assets and coal mining rights with respect to certain coal mining enterprises located in Pinglu County, Shanxi Province.  As consideration, Shanxi Coal will pay Renling Coal an aggregate purchase price of RMB 205,000,000 (approximately $30.65 million) in cash, of which RMB 38,830,000 (approximately $5.80 million) is for the tangible assets and RMB 166,170,000 (approximately $24.85 million) is for the mining rights of and compensation to Renling Coal. A copy of the Renling Agreement is filed as Exhibit 10.2 to this report and is incorporated herein in its entirety.  The description of the terms and conditions of the Renling Agreement herein is modified and supplemented by such reference.

Under each Agreement, Shanxi Coal agrees to pay 50% of the purchase price within three days of the execution of the agreement, 40% of the purchase price within 30 days after assets transfer is completed and the mining permits and property deeds are transferred, and the remaining 10% of the purchase price six months after the mining permits and property deeds are transferred.

Pursuant to the Agreements, each seller will be responsible for canceling or terminating their respective employment contracts (or labor relationships) with their staff, paying all unpaid wage, premium and welfare expenses, and bearing all of the expenses caused by the cancellation or termination of the employment contracts.

Each seller makes customary representations and warranties in the Agreements with respect to the assets and rights transferred to Shanxi Coal. The closing of the transactions under the Agreements are subject to customary closing conditions, including registration and transfer of ownership certificates and mining right certificates.

The sellers are both selling their coal mine assets and coal mining right to Shanxi Coal as a result of the Chinese government’s requirement to close, consolidate and restructure smaller coal mines and the government’s approval of the Company as one of the few coal mine consolidators that have the capacity to acquire and consolidate such coal mines.  The sellers are closing their coal mine operations and are in the process of liquidating.  Shanxi Coal is merely acquiring the tangible assets and coal mining rights of the sellers during their liquidation process; Shanxi Coal is not acquiring or assuming any business, customers, vendors, business partners, contracts, employees or goodwill from the sellers, nor will Shanxi Coal assume any indebtedness or liabilities from them.

Neither the Company, Shanxi Coal or their affiliates, nor any director, officer or any associate of any such director or officer thereof, has any material relationship with the sellers other than in respect of the Agreements.

Item 7.01 Regulation FD Disclosure

On November 3, 2010, the Company issued a press release announcing its entry into of the Agreements.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this report.

Exhibit No.	Description

10.1	Mining Right and Mining Assets Transfer Agreement, dated October 28, 2010, between Pinglu County Donggou Coal Mine and Shanxi Puda Coal Group Co., Ltd.

10.2	Mining Right and Mining Assets Transfer Agreement, dated October 28, 2009, between Shanxi Pinglu Renling Coal Industry Ltd. and Shanxi Puda Coal Group Co., Ltd.

99.1	Press Release dated November 3, 2010 regarding the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: November 3, 2010	By:	/s/ Qiong Wu
Qiong Wu
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Mining Right and Mining Assets Transfer Agreement, dated October 28, 2010, between Pinglu County Donggou Coal Mine and Shanxi Puda Coal Group Co., Ltd.

10.2	Mining Right and Mining Assets Transfer Agreement, dated October 28, 2009, between Shanxi Pinglu Renling Coal Industry Ltd. and Shanxi Puda Coal Group Co., Ltd.

99.1	Press Release dated November 3, 2010 regarding the agreements.